Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: 410-269-2610

Stacey.Jurchison@PharmAthene.com

PHARMATHENE AWARDED CONTRACT OF UP TO $28.1 MILLION TO DEVELOP

NEXT GENERATION THERMOSTABLE ANTHRAX VACCINE

ANNAPOLIS, MD – September 10, 2014 – PharmAthene, Inc. (NYSE MKT: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, announced today that the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH), has awarded the Company a contract, valued at up to $28.1 million if all contract options are exercised, for the development of a next generation anthrax vaccine based on the Company’s proprietary rPA anthrax vaccine technology platform.

Various government agencies, including the Institute of Medicine, have acknowledged the need to develop and stockpile next generation anthrax vaccines employing modern vaccine technology, which offer the potential for improved safety, convenience, cost-effectiveness, and more rapid immunity.

PharmAthene’s anthrax vaccine will be lyophilized for optimal ease of storage and administration. Based on preliminary in vitro and in vivo animal data, the Company believes that the new lyophilized formulation should result in a vaccine which is thermostable and shows improved long-term stability, cold-chain-free storage stability, and enhanced immunopotency compared to existing liquid anthrax vaccines.

Eric I. Richman, President and Chief Executive Officer, commented, “A lyophilized, next generation anthrax vaccine could be effective in fewer doses and be stored and distributed at room temperature – an important advantage for deployment in the government’s civilian Strategic National Stockpile. We look forward to working collaboratively with NIAID/NIH on the development of this advanced vaccine.”

The Company has previously demonstrated that a lyophilized rPA vaccine candidate is structurally stable and protected mice from a lethal dose of anthrax spores in a challenge assay after storage at various temperatures up to 70 degrees Centigrade, or 158 degrees Fahrenheit. In addition, previous non-clinical studies have demonstrated that a lyophilized rPA vaccine candidate, reconstituted at less than two hours prior to use, was more immunogenic in rabbits than the liquid rPA vaccine formulation, when measured by both toxin neutralization assay (TNA) NF50 (p=0.007) and enzyme linked immunosorbent assay (ELISA) (p=0.023).

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Funding for the lyophilized rPA vaccine program will be provided under BAA-NIAID-DMID-NIHA12013174 under the National Institute of Allergy and Infectious Diseases, part of the National Institutes of Health.

About PharmAthene

PharmAthene is engaged in the development and commercialization of next generation medical countermeasures against biological and chemical threats. PharmAthene's current biodefense portfolio includes the following product candidates:

•	SparVax® - a next generation recombinant protective antigen (rPA) anthrax vaccine
•	rBChE bioscavenger - a medical countermeasure for nerve agent poisoning by organophosphorous compounds, including nerve gases and pesticides
•	Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection
•	Plague vaccine
•	Proprietary Antimicrobrials directed towards MRSA

For more information about PharmAthene, please visit www.PharmAthene.com.

Forward-Looking Statement Disclaimer

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; "will"; "project"; "potential"; or similar statements are forward-looking statements. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law. Risks and uncertainties include risks associated with our interest in Tecovirimat, also known as ST-246® (formerly referred to as “Arestvyr™” and currently referred to by SIGA in its Current Report on Form 10-Q for the quarterly period ended June 30, 2014 as “Tecovirimat”); risks associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates; unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company's development programs, such as BARDA’s recent decision to de-scope the current SparVax® anthrax vaccine contract through a partial termination for convenience; risks associated with the award of government contracts to our competitors; risks associated with unforeseen safety issues; risks associated with challenges related to the development, scale-up, technology transfer, and/or process validation of manufacturing processes for our product candidates; risks associated with unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products; and other risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission. Further, significant additional non-clinical animal studies, human clinical trials, and manufacturing development work remain to be completed for all of our product candidates. In its August 2014 decision, the Delaware Court of Chancery awarded to PharmAthene lump sum expectation damages for the value of PharmAthene's lost profits for Tecovirimat, but the court did not specify an amount of damages, and such amount will be subject to argument between the parties.  It remains subject to further appeal and as a result could be reversed, remanded or otherwise changed.  There can be no assurances if and when PharmAthene will receive any payments from SIGA as a result of the decision.  Furthermore, SIGA may not currently have cash sufficient to satisfy the potential award and PharmAthene cannot predict how or whether SIGA will be capable of making any payments provided for in a final judgment.  Finally, the amount of the award remains subject to further calculation and approval by the court and there may be further proceedings before the final amount is approved by the Court, which will also remain subject to appeal. Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

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